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[SUTHERLAND ASBILL & BRENNAN LLP]


                                                                   EXHIBIT 3(i)


STEPHEN E ROTH
DIRECT LINE:  (202) 383-0158
Internet:  sroth@sablaw.com

                   CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP


We consent to the reference to our firm under the heading "Legal Matters" included in Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 for certain modified single payment combination fixed and variable life insurance policies issued through The Sage Variable Life Account A of Sage Life Assurance of America, Inc. (File No. 333-78581). In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                         SUTHERLAND ASBILL & BRENNAN LLP



                         /s/ Stephen E. Roth
                         ----------------------
                         Stephen E. Roth, Esq.


Washington, D.C.
April 26, 2000